Elicio Therapeutics Presents Updated Preliminary Data Including Promising Relapse-Free Survival Data from the Phase 1 Study of ELI-002 at AACR Special Conference: Pancreatic Cancer

•ELI-002 2P is an investigational therapeutic cancer vaccine targeting solid tumors driven by G12D and G12R mutations in KRAS
•As of the April 25, 2023 data cut-off date, among the 22 evaluable patients, preliminary data from the trial suggest that those with greater than median T cell response had not reached median Relapse-Free Survival compared to median RFS of 3.91 months for patients with less than median T cell response
•Updated data demonstrated 86% reduction in risk of progression or death in patients with large T cell responses induced by ELI-002 2P in the phase 1 study
•Elicio plans to initiate a randomized phase 2 study early in 2024 for ELI-002 7P

BOSTON, September 27, 2023 -- Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced promising preliminary relapse-free survival (RFS) data from the ongoing Phase 1 (AMPLIFY-201) study of its lead asset, ELI-002. This study evaluated ELI-002 2P, a 2-peptide formulation designed to treat cancers driven by G12D and G12R mutations in KRAS, as a monotherapy in patients with mutant KRAS-driven solid tumors. The data will be presented September 29th from 4:40pm – 6:40pm ET at the AACR Special Conference on Pancreatic Cancer in Boston, Massachusetts, taking place from September 27-30, 2023.
“Patients with mutant KRAS cancers, particularly pancreatic and colorectal cancers, have a poor prognosis with limited treatment options when tumor DNA or protein biomarkers are detected after standard surgery and chemotherapy. We are encouraged by the early data showing ELI-002 induced T cells can positively impact clinical endpoints including the risk of relapse and death in this study,” said Eileen M. O’Reilly, M.D., Winthrop Rockefeller Endowed Chair of Medical Oncology; Co-Director, Medical Initiatives, David M. Rubenstein Center for Pancreatic Cancer Research; Section Head, Hepatopancreaticobilary & Neuroendocrine Cancers, Memorial Sloan Kettering Cancer Center (MSK).
Christopher Haqq, M.D., Ph.D., Elicio’s Executive Vice President, Head of Research and Development, and Chief Medical Officer, added, “These data provide further support for ELI-002’s mechanism of action and the potential benefit of a lymph node-targeted cancer vaccine. With the data presented here and the data previously reported at ASCO 2023, we have shown ELI-002’s induction of a potent mKRAS-specific T cell response, including both CD4 and CD8 populations, correlated with tumor biomarker responses, which the data suggest may lead to improved clinical outcomes. We are encouraged by these early observations and look forward to continuing to follow and report additional clinical and biomarker data on the AMPLIFY-201 study. Additionally, the AMPLIFY-7P study's independent data monitoring committee supported initiation of a randomized phase 2 trial studying ELI-002 7P as a monotherapy in adjuvant PDAC patients.”

Presentation Summary:
Title: T cell responses and clinical outcomes in pancreatic and colorectal cancer patients with Minimal Residual Disease in AMPLIFY-201, a phase 1 trial of a first-in-class amphiphile lymph node targeted mutant KRAS vaccine
Session: Poster Session C
Presenter: Eileen O’Reilly, M.D., Winthrop Rockefeller Endowed Chair of Medical Oncology; Co-Director, Medical Initiatives, David M. Rubenstein Center for Pancreatic Cancer Research; Section Head, Hepatopancreaticobilary & Neuroendocrine Cancers, Memorial Sloan Kettering Cancer Center (MSK)

Study Design
•AMPLIFY-201 is a multicenter Phase 1 trial assessing the safety, immunogenicity and antitumor activity of ELI-002 in patients with mutant KRAS-driven tumors who are at high risk for relapse due to detection of MRD following standard surgery and chemotherapy.
•The analysis involved patients with resected PDAC (n=20) or CRC (n=5) tumors harboring KRAS G12D or G12R who had MRD defined as elevated ctDNA and/or serum tumor biomarker (CA19-9/CEA).
•Patients received up to six priming doses and four booster doses separated by a 3-month rest period of subcutaneous ELI-002 2P vaccine monotherapy comprised of Amph-peptides (700 mcg each G12D/G12R), admixed with Amph-CpG-7909 at 0.1, 0.5, 2.5, 5.0 and 10.0 mg per cohort dose level.
•Primary endpoints included safety and the recommended Phase 2 dose (RP2D) of Amph-CPG-7909, and the secondary endpoint included biomarker reduction/clearance.
•Exploratory endpoints included RFS using immune Response Evaluation Criteria in Solid Tumors (iRECIST) and immunogenicity assessed by direct ex vivo Fluorospot and intracellular cytokine staining of peripheral blood mononuclear cells.

Preliminary Study Findings
•Direct ex vivo polyfunctional mKRAS-specific T cell responses to ELI-002 2P were observed in 20/23 (87%; 50% induced both CD4+ and CD8+ T cells, median 13-fold and mean 56-fold increase from baseline), with T cell response in 9/9 (100%) patients treated at the highest two dose levels including the 10 mg RP2D.
•The median RFS in evaluable pts (n=22) was 16.3 months, and the median OS has not been reached.
•Tumor biomarker response was observed in 17/22 (77%), with clearance in 6/22 (27%).
•Clinical efficacy correlated with T cell response:
◦Median tumor biomarker reduction/clearance was -86.9% vs -1.0% in above vs below median T cell responders, respectively (p < 0.0017).

◦At 7.6 months median follow-up, the median RFS was not reached compared to 3.9 months in above versus below median T cell responders (HR 0.14; 95% CI 0.03-0.61; p = 0.013).
•The association of RFS with T cell response was not confounded by other baseline prognostic variables (including tumor stage, recovery from prior cytotoxic therapy as assessed by absolute neutrophil count or immune system subsets such as %CD4+ or %CD8+ of CD3+ lymphocytes).
•No safety concerns were identified, and there were no dose limiting toxicities and no ≥ Grade 3 treatment related adverse events.

About ELI-002
ELI-002 is a structurally novel investigational AMP therapeutic immunotherapy targeting mutant KRAS-driven cancers. KRAS mutations are among the most prevalent human cancers. The seven KRAS driver mutations targeted by the ELI-002 7P formulation are present in 25% of all solid tumors. In particular, 93% of pancreatic ductal adenocarcinoma and 52% of colorectal cancers, those most prevalent in the AMPLIFY-201 study, are positive for KRAS mutations. In addition, 27% of non-small cell lung cancers are positive for KRAS mutations. ELI-002 is comprised of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified immune-stimulatory oligonucleotide CpG adjuvant. The AMP mKRAS peptides and AMP CpG are targeted to the lymph node where they can potentially enhance the action of key immune cells.
ELI-002 2P is currently being studied in a Phase 1 trial (AMPLIFY-201) in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P, is currently being studied in AMPLIFY-7P, a Phase 1/2 trial in patients with high relapse risk mKRAS-driven solid tumors (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations, thereby increasing the potential patient population for ELI-002 and potentially reducing the chance of bypass resistance mechanisms.

About the Amphiphile Platform
Our proprietary Amphiphile, or AMP, platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. We believe this site-specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, we have observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. We believe our AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based upon preclinical studies.
Our AMP platform, originally developed at the Massachusetts Institute of Technology has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.
The Amphiphile platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the bloodstream, as it travels to lymphatic tissue. In preclinical models, we have observed lymph node-specific engagement driving immune responses of increased magnitude, function and durability.

About Elicio Therapeutics
Elicio Therapeutics is a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer. By combining expertise in immunology and immunotherapy, Elicio is engineering investigational Amphiphile (AMP) immunotherapies intended to precisely target and fully engage the lymph nodes, the site in our bodies where the immune response is orchestrated. Elicio is engineering lymph node-targeted AMPlifiers, immunomodulators, adjuvants and vaccines for an array of aggressive cancers.

Cautionary Note on Forward-Looking Statements
Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials, the potential of Elicio’s product candidates, the expected participation and presentation at upcoming conferences, and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of the availability of data from Elicio’s clinical trials; Elicio’s plans to initiate a randomized phase 2 trial studying ELI-002 7P as a monotherapy in adjuvant PDAC patients early in 2024; Elicio’s plans to research, develop and commercialize its current and future product candidates; Elicio’s ability to enter into new collaborations, in-licensing arrangements or partnerships, and to fulfill its obligations under any such agreements; the clinical utility, potential benefits and market acceptance of Elicio’s product candidates; Elicio’s commercialization, marketing and manufacturing capabilities and strategy; Elicio’s ability to identify additional products or product candidates with significant commercial potential; and developments and projections relating to Elicio’s competitors and our industry.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the current report on Form 8-K that was filed with the SEC on June 2, 2023 and Elicio’s periodic reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

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